Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181578, 333-163218, 333-114939 and 333-101596 on Form S-8 and Registration Statement No. 333-185054 on Form S-3 of our reports dated November 13, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Oshkosh Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Oshkosh Corporation for the year ended September 30, 2013.

/S/ Deloitte & Touche LLP
Milwaukee, Wisconsin
November 13, 2013